UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

RICHMOND BROTHERS, INC.

RBI PRIVATE INVESTMENT I, LLC

RBI PRIVATE INVESTMENT II, LLC

RBI PI MANAGER, LLC

RICHMOND BROTHERS 401(K) PROFIT SHARING PLAN

DAVID S. RICHMOND

MATTHEW J. CURFMAN

NORMAN J. RAVICH IRREVOCABLE TRUST

NORMAN AND SALLY RAVICH FAMILY TRUST

ALEXANDER COLEMAN RAVICH 1991 IRREVOCABLE TRUST

ALYSSA DANIELLE RAVICH 1991 IRREVOCABLE TRUST

MARK H. RAVICH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Richmond Brothers, Inc. and Mark H. Ravich, together with the other participants named herein (collectively, “Richmond Brothers”), intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of Richmond Brothers’ slate of two highly-qualified director nominees to the Board of Directors of Rockwell Medical, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 22, 2017, Richmond Brothers issued the following press release, which was also posted to www.richmondbrothers.com/time-for-action-at-rmti, which can be reached from www.richmondbrothers.com:

Richmond Brothers and Mark Ravich Comment on Rockwell Medical, Inc. Lawsuit

Continue to be Disappointed by Company’s Actions to Silence Concerned Shareholders

Believe Rockwell’s Lawsuit is a Baseless Waste of Shareholder Money, and Nothing More than an Attempt to Distract Shareholders from Ongoing Underperformance and Failed Execution

Call on Company to Put Best Interests of Shareholders Ahead of Attempts at Entrenchment

JACKSON, MI and ST. LOUIS PARK, MN (March 22, 2017) – Richmond Brothers, Inc., a Michigan-based SEC registered investment advisor and wealth management firm that is the largest beneficial owner of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell” or the “Company”), and Mark H. Ravich, who together with their affiliates beneficially own over 6.1 million shares, or 11.9% of the Company’s outstanding common stock, today commented further on Rockwell’s lawsuit against them.

David S. Richmond, Chairman of Richmond Brothers, Inc., and Mark H. Ravich issued the following statement:

“We continue to be greatly disappointed by Rockwell’s behavior and what is in our view a series of attempts to quell the voices of concerned shareholders. In the past several weeks we have seen Rockwell sue some of its major shareholders and blatantly refuse to accept questions from shareholders on its recent earnings call. We believe that these actions are indicative of the Board and management’s attempts to entrench themselves and ignore the concerns of Rockwell’s shareholders.

As we note in our recent court filing with respect to Rockwell’s lawsuit against us, we believe that the Company is manufacturing a crisis by pushing for an accelerated legal process. Additionally, we question why Rockwell would have delayed so long before filing suit when the alleged issues it is pointing to surfaced over a year ago. We firmly believe that we did not violate any securities laws and strongly dispute the allegations the Company makes in its lawsuit. We have been very transparent in the process and have voluntarily disclosed dozens of pages of email communications that serve as the basis for the Company’s allegations – we have nothing to hide. Rockwell must stop spreading what we believe are lies and misleading statements to the Company’s shareholders, and instead focus on delivering more value for shareholders.

In our view, this lawsuit is nothing more than an attempt by Rockwell to create a sideshow and distract attention away from the real issues at hand, including the disappointing performance, management inexperience, lack of successful execution, and subpar corporate governance that have persisted under Chairman and CEO Robert Chioini’s leadership. From poor recent earnings, to a failure to address the continued delays with Calcitriol and the Baxter issue, to the failure to bring Triferic to market to help patients and drive value, we have seen nothing but a string of failures and our confidence in the current Board and management continues to erode. We would also remind shareholders that for at least the past two years, leading proxy advisory firm Institutional Shareholder Services (ISS) has given Rockwell its worst rating for corporate governance, recommended a WITHHOLD vote with respect to Rockwell’s directors standing for reelection at its past two annual meetings, and has severely criticized the Company’s compensation practices.

We believe that Rockwell should stop wasting shareholder money on this frivolous lawsuit. We wish that the Company would bring a similar level of focus and commitment to executing upon strategic priorities and driving shareholder value that it has brought to attacking its shareholders.

It is time to let shareholders voice their concerns and have greater input on the way that Rockwell is run. Indeed, we would question why the Company is seemingly so afraid of allowing shareholders to cast their votes as they see fit that it would go to the lengths of initiating a lawsuit against us. In our view, the current Board and management have overseen a disturbing series of missteps and failures that must be addressed immediately. The Company is in desperate need, we believe, of directors who will truly represent shareholders’ best interests, create a culture of good corporate governance, and properly oversee management. That is why we will continue to fight for our candidacies for the Rockwell Board.”

About Richmond Brothers, Inc.

Richmond Brothers, Inc. is an SEC registered investment advisor and wealth management firm founded in 1994.

About Mark H. Ravich

Mark Ravich is a private investor and currently serves as President of Tri-Star Management, Inc., a commercial real estate management and syndication company that he co-founded in 1998.

Media Contact

Sloane & Company

Joe Germani / Jaimee Pavia, 212-486-9500

jgermani@sloanepr.com / jpavia@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Richmond Brothers, Inc. (“Richmond Brothers”) and Mark H. Ravich, together with the other participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Rockwell Medical, Inc., a Michigan corporation (the “Company”).

RICHMOND BROTHERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are Norman J. Ravich Irrevocable Trust (“NJR Trust”), Norman and Sally Ravich Family Trust (“NSR Trust”), Alexander Coleman Ravich 1991 Irrevocable Trust (“ACR Trust”), Alyssa Danielle Ravich 1991 Irrevocable Trust (“ADR Trust”), Mark H. Ravich, Richmond Brothers, RBI Private Investment I, LLC (“RBI PI”), RBI Private Investment II, LLC (“RBI PII”), RBI PI Manager, LLC (“RBI Manager”), Richmond Brothers 401(k) Profit Sharing Plan (“RBI Plan”), David S. Richmond and Matthew J. Curfman.

As of the date hereof, NJR Trust beneficially owned 44,400 shares of common stock, no par value per share (the “Common Stock”). As of the date hereof, NSR Trust beneficially owned 18,500 shares of Common Stock, consisting of shares underlying certain call options. As of the date hereof, ACR Trust beneficially owned 25,000 shares of Common Stock. As of the date hereof, ADR Trust beneficially owned 25,000 shares of Common Stock. As of the date hereof, Mr. Ravich directly beneficially owned 354,750 shares of Common Stock, including 70,000 shares underlying certain call options. Mr. Ravich, as the trustee of each of NJR Trust, NSR Trust, ACR Trust and ADR Trust, may be deemed to beneficially own the 112,900 shares beneficially owned in the aggregate by such trusts. As of the date hereof, 5,172,452 shares of Common Stock were held in certain accounts managed by Richmond Brothers (the “Separately Managed Accounts”). Richmond Brothers, as the investment advisor to the Separately Managed Accounts, may be deemed to beneficially own the 5,172,452 shares held in the Separately Managed Accounts. As of the date hereof, RBI PI beneficially owned 164,841 shares of Common Stock. As of the date hereof, RBI PII beneficially owned 29,802 shares of Common Stock. RBI Manager, as the manager of RBI PI and RBI PII, may be deemed to beneficially own the 164,841 shares owned by RBI PI and 29,802 shares owned by RBI PII. As of the date hereof, RBI Plan beneficially owned 41,495 shares of Common Stock. As of the date hereof, Mr. Richmond beneficially owned directly 176,412 shares of Common Stock. Mr. Richmond, as Chairman of Richmond Brothers, manager of RBI Manager and a trustee of RBI Plan, may also be deemed to beneficially own the 5,172,452 shares held in the Separately Managed Accounts, 164,841 shares owned by RBI PI, 29,802 shares owned by RBI PII and 41,495 Shares owned by RBI Plan. Mr. Richmond may also be deemed to beneficially own the 28,096 shares owned directly by his spouse, 147 shares owned directly by his daughter and 7 shares owned directly by his son. As of the date hereof, Mr. Curfman beneficially owned directly 40,684 shares of Common Stock. Mr. Curfman, as President of Richmond Brothers and a trustee of RBI Plan, may also be deemed to beneficially own the 5,172,452 shares held in the Separately Managed Accounts and 41,495 Shares owned by RBI Plan. Mr. Curfman may also be deemed to beneficially own the 34,385 shares owned directly by his spouse.